AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2, dated as of February __, 2006 (the “Amendment”), to the Deposit Agreement dated as of October 7, 1997, as amended as of March 11, 2005 (as so amended and as further amended hereby, the “Deposit Agreement” or the "Agreement"), among E.ON AG (formerly known as VEBA Aktiengesellschaft), incorporated under the laws of the Federal Republic of Germany (the “Company”), JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the “Depositary”), and all Holders and Beneficial Owners from time to time of American depositary receipts (“ADRs”) issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, the Company desires to modify the ratio of ADSs per Share; and

WHEREAS, pursuant to paragraph (16) of the form of ADR contained in the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

All references in the Deposit Agreement to the term “Deposit Agreement” or the "Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, dated as of October 7, 1997 as amended as of March 11, 2005 and as further amended by this Amendment.

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01. Paragraph (8) of the Form of ADR is amended to read as follows:

 Each Holder and each Beneficial Owner agrees to comply with all applicable provisions of German law and the Company's Articles of Association regarding the notification of such person's interest in Shares, which provisions at the date of the Agreement include Sections 21 and 22 of the Securities Trading Act (Wertpapierhandelsgesetz). At the date of the Agreement, (i) the statutory notification obligations of the Securities Trading Act apply to anyone whose holding, either directly or by way of imputation pursuant to the provisions of Section 22 of the Securities Trading Act, of voting rights in the Company reaches or exceeds 5%, 10%, 25%, 50% or 75% or, after having reached or exceeded any such threshold, falls below that threshold. Each Holder and each Beneficial Owner acknowledges that failure to provide on a timely basis any required notification of an interest in Shares may result in withholding of certain rights, including voting and dividend rights, in respect of the Shares in which such Holder or Beneficial Owner has an interest. In order to enforce such legal sanctions for failure to notify, the Company reserves the right to instruct Holders and Beneficial Owners, and Holders and Beneficial Owners hereby agree, to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder or Beneficial Owner thereof as a holder of Shares.

The Company and the Depositary may from time to time request Holders and Beneficial Owners to provide information as to the capacity in which they hold ADRs and regarding the identity of any other persons then or previously interested in such ADRs and various other related matters. Each Holder and each Beneficial Owner agrees to provide any such information reasonably requested by the Company or the Depositary pursuant to this paragraph and such agreement shall survive any disposition of such Holder's or Beneficial Owner's interest in Shares or ADRs. The Depositary agrees to use reasonable efforts to forward any such requests to the Holders and to forward to the Company any responses to such requests received by the Depositary and to use its reasonable efforts, at the Company’s request, to assist the Company in obtaining such information with respect to the ADRs, provided that nothing herein shall be interpreted as obligating the Depositary to provide or obtain any such information not provided to the Depositary by such Holders.

SECTION 3.02. Paragraph (9) of the Form of ADR is amended to read as follows:

The Depositary may charge each person to whom ADSs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) delivered or surrendered. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the Deposited Securities or a distribution of ADRs pursuant to paragraph (10)), whichever is applicable (i) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of $.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Agreement, (ii) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of $1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of US$0.02 per ADS (or portion thereof) per year for the services performed by the Depositary in administering the ADRs (which fee shall be assessed against Holders as of the record date or dates set by the Depositary not more than once each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary's agents, including, without limitation, the custodian, or the agents of the Depositary's agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

SECTION 3.03. Paragraph (13) of the Form of ADR is amended to read as follows:

As promptly as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall, subject to applicable law and the Company's Articles of Association, mail to Holders a notice (a) containing such information as is contained in such notice and any solicitation materials, (b) stating that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the whole number of Deposited Securities underlying such Holder's ADRs, and (c) specifying how and when such instructions may be given, including an express indication that, if no specific voting instruction is received prior to the record date set by the Depositary therefor, then the Holders shall in each case be deemed to have instructed the Depositary to give a proxy to the Custodian, which will act as a proxy bank in accordance with Sections 128 and 135 of the German Stock Corporation Act (Aktiengesetz) (the "Proxy Bank"), to vote in accordance with its recommendation with regard to voting of the Shares pursuant to Section 128 (2) of the German Stock Corporation Act (the "Recommendation") as to any matter concerning which the notice from the Company indicates that a vote is to be taken by holders of Shares, and a copy of the Recommendation and an English translation thereof, each as provided by the Company. Each Holder who desires to exercise or to give instructions for the exercise of voting rights shall execute and return to the Depositary on or before the date established by the Depositary for such purpose, a document provided by the Depositary that instructs the Depositary as to how the number of Shares or other Deposited Securities represented by such Holder's ADRs are to be voted. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the Company's Articles of Association and the provisions of or governing Deposited Securities, to vote or cause to be voted the Deposited Securities underlying such Holder's ADRs in accordance with such instructions. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Deposited Securities, other than in accordance with instructions received from the Holders (or deemed to have been so received as set forth in the next paragraph), as of such record date.

Subject to the following paragraph of this paragraph (13), if no specific voting instructions are received by the Depositary from any Holder (to whom a notice and the Recommendation were sent by the Depositary) with respect to the Deposited Securities on or before the date set by the Depositary for such purpose, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a proxy to the Proxy Bank to vote such Deposited Securities in accordance with Section 135 of the German Stock Corporation Act. The Depositary shall not itself exercise any discretion over any Deposited Securities. Notwithstanding anything to the contrary contained herein, the Depositary shall not be obligated to give any such deemed instruction with respect to any such meeting unless and until the Depositary has been provided with an opinion of counsel to the Company, in form and substance satisfactory to the Depositary. If after the date such opinion is delivered to the Depositary, the Company is advised by counsel that there has occurred a change in German law such that the foregoing opinion could no longer be rendered favorably in whole or in part, the Company shall promptly notify the Depositary of such change and the Holders shall thereafter not be deemed to have given any such instruction.

Notwithstanding anything to the contrary contained herein, in the event that the Proxy Bank shall fail or decline to supply the Recommendation to the Depositary at least thirty (30) calendar days prior to any meeting of holders of Shares or other Deposited Securities with respect to which the Depositary has received notice from the Company, the Depositary shall mail the above-referenced notice (which shall not contain the Recommendation or the indication concerning the proxy to be given to the Proxy Bank) to the Holders as hereinabove provided, and, thereafter, in any case in which no specific voting instructions are received by the Depositary from a Holder with respect to the Deposited Securities on or before the date set by the Depositary for such purpose, no votes shall be cast or caused to be cast by the Depositary at such meeting with respect to such Deposited Securities.

The Depositary will endeavor to ensure that on any date on which it votes or causes to be voted Deposited Securities pursuant to this Paragraph (13), it will have on deposit under the Agreement the number of Deposited Securities with respect to which it has received voting instructions or deemed voting instructions from Holders. If on any such meeting record date, the number of Deposited Securities on deposit under the Agreement is less than the number of Deposited Securities with respect to which the Depositary has received voting instructions or deemed voting instructions, the Depositary shall vote or cause to be voted such Deposited Securities in accordance with such instructions or deemed instructions adjusting the number of Deposited Securities voted on a pro-rated basis.

SECTION 3.07. The Form of ADR, reflecting the amendments set forth in Section 3.01 hereof, is amended and restated to read as set forth as Exhibit A hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in the Federal Republic of Germany, nor does any stamp or similar tax or governmental charge need to be paid in the Federal Republic of Germany on or in respect of such agreements.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective 60 days after notice of such change has been given to Holders (the “Effective Date”).

SECTION 5.02. Outstanding ADRs. ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.03. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.04. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

E.ON AG

By:_____________________
Name:
Title:

By:_____________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:_____________________
Name:
Title:

EXHIBIT A
ANNEXED TO AND INCORPORATED
IN AMENDMENT NO. 2 TO DEPOSIT AGREEMENT
[FORM OF FACE OF ADR]

CERTAIN RIGHTS OF THE HOLDER OF THIS AMERICAN DEPOSITARY RECEIPT MAY BE WITHHELD IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (8) HEREOF, INCLUDING, WITHOUT LIMITATION, VOTING RIGHTS AND THE RIGHT TO RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS.

_____________	No. of ADSs:
Number	__________________
Each ADS represents
One-Third of One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

E.ON AG

(Incorporated under the

laws of the Federal Republic of Germany)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that ____________ is the registered owner (a "Holder") of this American Depositary Receipt ("ADR"), evidencing ________American Depositary Shares ("ADSs"), each (subject to Paragraphs (11) and (14)) representing one-third of one Share with no par value, including, subject to Paragraph (5) below, rights to receive Shares (together "Shares" and, together with any additional securities or cash from time to time held by the Depositary or the Custodian referred to below in respect or in lieu thereof, the "Deposited Securities"), of E.ON AG, a corporation incorporated under the laws of the Federal Republic of Germany and having its legal seats in Düsseldorf (Commercial register No. HRB 22315) (the "Company") deposited at the office of Bayerische Hypo- und Vereinsbank AG, as custodian (subject to Section 7 of the Agreement referred to below, the "Custodian") or any successor Custodian hereinafter appointed. This ADR is issued pursuant to the Deposit Agreement dated as of October 7, 1997 (as amended from time to time, the "Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADSs evidenced by ADRs, each of whom by accepting an ADS agrees to become a party thereto and to be bound by all of the terms and conditions thereof and hereof. Copies of the Agreement are on file at the Depositary's Office referred to below and at the office of the Custodian. This ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York. The terms, conditions, and definitions of the Agreement are hereby incorporated by reference.

(1) Withdrawal of Deposited Securities. Subject to Paragraphs (4), (7) and (9), upon surrender of this ADR in form satisfactory to the Depositary accompanied by such instruments of transfer as the Depositary may require at the Depositary's Office referred to below, the Holder hereof is entitled to delivery, as promptly as practicable, (i) in the case of Shares and other Deposited Securities that are eligible for deposit with Clearstream Banking AG ("CSB"), to an account designated by such Holder with CSB and (ii) in the case of Deposited Securities that are not eligible for deposit with CSB, at the office of the Custodian, in each case of the whole number of Shares and other Deposited Securities at the time underlying this ADR. If, at the time of surrender, the number of Shares and other Deposited Securities underlying this ADR is other than a whole number, the Holder hereof will be entitled to delivery, as provided above, of the whole number of Shares and other Deposited Securities underlying this ADR, together with a new ADR evidencing any fractional Shares or Deposited Securities not withdrawn.

(2) Register. The Depositary shall keep, at the office of the Depositary in the City of New York at which at any particular time its depositary receipt business is administered, which at the date of the Agreement is 4 New York Plaza, New York, NY 10004 (the "Depositary's Office"), (a) a register (the "Register") for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times shall be open for inspection by Holders solely for the purpose of communicating with Holders relating to their interests as Holders and (b) facilities for the delivery and receipt of ADRs. The Register shall be established and maintained by the Depositary for registration of such ADRs in accordance with any applicable law, regulation or requirement of the New York Stock Exchange, Inc. ("NYSE") or any applicable rule or regulation of any other securities exchange or market upon which the ADSs may be listed or traded. Subject to the foregoing and Paragraph (4), the Depositary may close the Register at any time or from time to time when reasonably deemed expedient by it after consultation with the Company or when requested by the Company.

(3) Title to ADRs; Validity. Title to this ADR, when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the Register as the absolute owner hereof for all purposes.

(4) Certain Limitations. As a condition precedent to the issue or registration of any ADR (including upon a transfer, split-up or combination), any distribution in respect thereof or the withdrawal or any Deposited Securities, the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge and (ii) any transfer or registration fees charged by third parties for the transfer of any Deposited Securities, (b) the production of (i) proof satisfactory to it of the identity and genuineness of any signature and (ii) such other information as it may deem necessary or proper consistent with the Agreement; and (c) compliance with such regulations as the Depositary may establish consistent with the Agreement. From time to time, the Company, the Depositary or the Custodian may also require such information as it may deem necessary or proper consistent with the Agreement. The Depositary shall notify the Company of any procedures established pursuant to clauses (b) or (c) above. The issuance of ADRs, the acceptance of deposits of Shares, the registration of transfers of ADRs or the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Register or CSB is closed or when any such action is reasonably deemed expedient by the Depositary after consultation with the Company. Registrations of transfers of ADRs and withdrawals of Deposited Securities shall also be suspended when requested by the Company, including for the purpose of facilitating orderly voting of the Deposited Securities. Notwithstanding any other provision of the Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A. (1) of Form F-6 under the U.S. Securities Act of 1933, as amended (the "Securities Act") and no amendment shall impair such requirements.

(5) Pre-release. Unless requested in writing by the Company to cease doing so, the Depositary may, notwithstanding Section 4 of the Agreement, execute and deliver ADRs prior to the receipt of Shares pursuant to Section 3 of the Agreement. The Depositary may receive Shares or ADRs in lieu of Shares in satisfaction of a Pre-release. Each Pre-release shall be (a) accompanied by or subject to a written agreement from the person to whom ADRs are to be issued (the "Applicant") that the Applicant or its customer, (i) owns the Shares to be remitted, (ii) agrees to indicated the Depositary as owner of such Shares in its records and to hold such Shares in trust for the Depositary until such Shares are delivered to the Depositary or the Custodian, (iii) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares and (iv) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized (marked to market daily) with cash, U.S. government securities or such other collateral of comparable safety and liquidity as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the depositary deems appropriate. The number of Shares not deposited but represented by ADSs outstanding at any time as a result of Pre-releases will not normally exceed twenty percent (20%) of the Shares deposited hereunder; provided, however, that the Depositary, with the prior written consent of the Company, may (i) disregard such limit from time to time as it deems reasonably appropriate, or (ii) change such limit for purposes of general application; provided, further, that the Company shall have the right to request in writing that the Depositary reduce the Pre-releases to not less than five percent (5%) of the Shares deposited thereunder and the Depositary shall be required to act upon such a request only with respect to proposed deposits made two business days following the request by the Company. For purposes of enabling the Depositary to fulfill its obligations to the Holders under the Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-releasee's obligations to the Depositary in connection with a Pre-release transaction, including the Pre-releasee's obligation to deliver Shares upon termination of a Pre-release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder). The Depositary may retain for its own account any compensation received by it in connection with the foregoing, including without limitation, earnings on the collateral provided by the Applicant.

(6) Representations and Warranties. . Every person depositing Shares under the Agreement is deemed to represent and warrant that such Shares are validly issued and outstanding, fully paid, nonassessable, free and clear of any lien, encumbrance, security interest, charge, pledge or restriction of transfer and were not acquired in violation of any pre-emptive rights, that the person making such deposit is duly authorized to do so and that such Shares are not subject to any other restriction on sale, transfer or deposit under the laws of the United States or of the Federal Republic of Germany, or under a shareholders' agreement or the Company's Articles of Association or any applicable regulations of any securities exchange. Such representations and warranties shall survive the deposit of Shares and the issuance and cancellation of this ADR. If any such representations and warranties are incorrect in any respect, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing such Shares, to take any and all actions necessary to correct the consequences thereof, whether or not the person who deposited the Shares is at the time of such action the Holder or a Beneficial Owner of the ADSs representing such Shares.

(7) Information and Taxes. The Holders and Beneficial Owners may be required from time to time to file such proof of taxpayer status or residence, including executing certifications thereof, or to provide any information that the Depositary, Custodian or the Company may request with respect to such status. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any ADSs evidenced by this ADR, any Deposited Securities underlying this ADR or any distribution on any of the foregoing, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect delivery of ADRs, any registration of this ADR, distribution of cash or other property or any withdrawal of the underlying Deposited Securities until proof of such payment is available to the Depositary. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof all or any part of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge. The Holder hereof shall remain liable for any deficiency. Upon any such sale, the Depositary shall, if appropriate, reduce the number of ADSs evidenced hereby to reflect any such sale and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge to the Holder hereof.

In the event that the Depositary undertakes efforts to assist the Holders and Beneficial Owners in obtaining a refund of withholding tax pursuant to the tax treaty between the United States and the Federal Republic of Germany, the Holders will indemnify and hold harmless the Depositary, its officers, employees, agents and affiliated companies against all taxes, interest, penalties, and/or additions to tax arising out of claims filed by the Depositary on behalf of the Holders seeking a refund of taxes withheld or any other tax benefit obtained by the Depositary, Custodian or the Company for the Holders.

(8) Disclosure of Interests.  Each Holder and each Beneficial Owner agrees to comply with all applicable provisions of German law and the Company's Articles of Association regarding the notification of such person's interest in Shares, which provisions at the date of the Agreement include Sections 21 and 22 of the Securities Trading Act (Wertpapierhandelsgesetz). At the date of the Agreement, (i) the statutory notification obligations of the Securities Trading Act apply to anyone whose holding, either directly or by way of imputation pursuant to the provisions of Section 22 of the Securities Trading Act, of voting rights in the Company reaches or exceeds 5%, 10%, 25%, 50% or 75% or, after having reached or exceeded any such threshold, falls below that threshold. Each Holder and each Beneficial Owner acknowledges that failure to provide on a timely basis any required notification of an interest in Shares may result in withholding of certain rights, including voting and dividend rights, in respect of the Shares in which such Holder or Beneficial Owner has an interest. In order to enforce such legal sanctions for failure to notify, the Company reserves the right to instruct Holders and Beneficial Owners, and Holders and Beneficial Owners hereby agree, to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder or Beneficial Owner thereof as a holder of Shares.

The Company and the Depositary may from time to time request Holders and Beneficial Owners to provide information as to the capacity in which they hold ADRs and regarding the identity of any other persons then or previously interested in such ADRs and various other related matters. Each Holder and each Beneficial Owner agrees to provide any such information reasonably requested by the Company or the Depositary pursuant to this paragraph and such agreement shall survive any disposition of such Holder's or Beneficial Owner's interest in Shares or ADRs. The Depositary agrees to use reasonable efforts to forward any such requests to the Holders and to forward to the Company any responses to such requests received by the Depositary and to use its reasonable efforts, at the Company’s request, to assist the Company in obtaining such information with respect to the ADRs, provided that nothing herein shall be interpreted as obligating the Depositary to provide or obtain any such information not provided to the Depositary by such Holders.

(9) Charges of Depositary. The Depositary may charge each person to whom ADSs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) delivered or surrendered. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the Deposited Securities or a distribution of ADRs pursuant to paragraph (10)), whichever is applicable (i) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of $.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Agreement, (ii) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of $1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of US$0.02 per ADS (or portion thereof) per year for the services performed by the Depositary in administering the ADRs (which fee shall be assessed against Holders as of the record date or dates set by the Depositary not more than once each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary's agents, including, without limitation, the custodian, or the agents of the Depositary's agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

The charges and expenses of any Custodian hereunder are for the sole account of the Depositary.

(10) Available Information. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Securities and Exchange Commission (the "Commission"). Such reports are available for inspection and copying by Holders and Beneficial Owners at the public reference facilities maintained by the Commission located at 450 Fifth Street N.W., Washington, D.C. 20549. The Depositary shall make available for inspection by Holders at the Depositary's Office and at the principal office of the Custodian copies of the Agreement, the Company's Articles of Association and any notices, reports and communications, including any proxy soliciting materials, received from the Company, which are both (a) received by the Depositary or the Custodian or the nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. To the extent lawful and practicable, the Depositary shall also send to Holders copies of such notices, reports and communications when furnished by the Company to the Depositary pursuant to the Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent, if any, required by the rules and regulations of the Commission or the rules and regulations of the NYSE or any other securities exchange or market upon which the ADSs may be listed or traded.

Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:	JPMORGAN CHASE BANK, N.A.
By________________________
Authorized Signatory

The Depositary's Office is located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF RECEIPT]

(11) Distributions on Deposited Securities. Upon receipt by the Depositary or the Custodian of any distribution on Deposited Securities, and subject to Section 6 of the Agreement and to the Paragraphs (4), (7) and (9), the Depositary shall as promptly as practicable distribute to each Holder entitled thereto on the record date set by the Depositary therefore, in proportion to the number (including any fractional number) of Deposited Securities (on which the following distributions are received by the Custodian) underlying such Holder's ADRs:

(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distributions or the net proceeds of sales of any other distribution or portion thereof authorized in this Paragraph (11) ("Cash"), subject to appropriate adjustments for (i) taxes or other governmental charges withheld, (ii) such distribution being unlawful or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency into U.S. dollars and (2) making any sale by public or private means in any commercially reasonable manner. The Company may elect, but is not obligated, to convert any such dividend or distribution into U.S. dollars on behalf of the Holders, either (x) through distribution of U.S. dollars rather than Euro to the Depositary or (y) upon reasonable notice to the Depositary given in advance of any such dividend or distribution, through payment to the Depositary of the number of U.S. dollars equivalent to (as reasonably determined by the Company on the basis of market rates prevailing on the date of the distribution) the number of Euro received by the Depositary pursuant to such dividend or distribution, in exchange for such Euro (such U.S. dollar amounts to then be distributed by the Depositary pursuant to this Paragraph 11). Only whole U.S. dollars and cents will be distributed to a Holder (any fractional cents being withheld without liability for interest and added to future Cash distributions).

(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution"), subject to appropriate adjustments for (A) such distribution being unlawful or impracticable with respect to certain Holders, and (B) deductions of the Depositary's fees and expenses set forth in Paragraph 9 hereof and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. The Depositary, with the prior written consent of the Company, may change or cause to be changed, as of the record date set in accordance with Paragraph 12 hereof , the ratio of ADSs to Shares to reflect the additional Shares so distributed and deposited.

(c) Rights. (i) To the extent the Company so instructs and timely furnishes to the Depositary evidence (the Company having no obligation to so furnish such evidence) satisfactory to the Depositary that the Depositary may lawfully distribute the same, warrants or other instruments representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), or (ii) to the extent the Company does not furnish such evidence or does not so instruct the Depositary and sales of Rights are practicable as determined by the Depositary after consultation with the Company (which sales shall be effected promptly and, to the extent practicable, on the principal German stock exchange on which the Shares are traded), any U.S. dollars available to the Depositary constituting the net proceeds of sales of Rights, as in the case of Cash, or (iii) failing either (i) or (ii), nothing (and any Rights may lapse).

(d) Other Distributions. (i) Securities available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem, after consultation with the Company, lawful, equitable and practicable, or (ii) to the extent the Depositary deems after consultation with the Company distribution of such securities not to be lawful, equitable or practicable, any U.S. dollars available to the Depositary constituting the net proceeds of the sale of Other Distributions, as in the case of Cash.

To the extent that the Depositary determines, after consultation with the Company, that any distribution is not lawful or practicable with respect to any Holder, the Depositary may make such distribution as it deems lawful and practicable, including the distribution of foreign currency or securities (or appropriate documents evidencing the right to receive foreign currency or securities), or retain the same as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

Notwithstanding anything herein to the contrary, the Company shall have no obligation to either (i) register any ADRs, Shares, Rights or other securities described in this Paragraph (11) under the Securities Act or (ii) take other actions to permit the distribution of such ADRs, Shares, Rights or other securities in accordance with applicable U.S. securities laws (except that the Company shall cooperate with the Depositary to register additional ADSs on Form F-6 if deemed desirable by the Depositary).

(12) Record Dates. The Depositary shall fix a record date (which date shall (a) in the case of a distribution, unless otherwise agreed by the Company, be the same date as the distribution dated fixed by the Company, and (b) in all other circumstances, be fixed after consultation with the Company to the extent practicable, in each case subject to the requirements of applicable law and the NYSE) (a) for the determination of the Holders who shall be entitled (i) to receive any distribution on or in respect of Deposited Securities, (ii) to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters, or (b) on or after which each ADS will represent the changed number of Shares as set forth in Paragraph 11(b) hereof, and only Holders of record at the close of business on such date shall be so entitled.

(13) Voting of Deposited Securities. As promptly as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall, subject to applicable law and the Company's Articles of Association, mail to Holders a notice (a) containing such information as is contained in such notice and any solicitation materials, (b) stating that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the whole number of Deposited Securities underlying such Holder's ADRs, and (c) specifying how and when such instructions may be given, including an express indication that, if no specific voting instruction is received prior to the record date set by the Depositary therefor, then the Holders shall in each case be deemed to have instructed the Depositary to give a proxy to the Custodian, which will act as a proxy bank in accordance with Sections 128 and 135 of the German Stock Corporation Act (Aktiengesetz) (the "Proxy Bank"), to vote in accordance with its recommendation with regard to voting of the Shares pursuant to Section 128 (2) of the German Stock Corporation Act (the "Recommendation") as to any matter concerning which the notice from the Company indicates that a vote is to be taken by holders of Shares, and a copy of the Recommendation and an English translation thereof, each as provided by the Company. Each Holder who desires to exercise or to give instructions for the exercise of voting rights shall execute and return to the Depositary on or before the date established by the Depositary for such purpose, a document provided by the Depositary that instructs the Depositary as to how the number of Shares or other Deposited Securities represented by such Holder's ADRs are to be voted. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the Company's Articles of Association and the provisions of or governing Deposited Securities, to vote or cause to be voted the Deposited Securities underlying such Holder's ADRs in accordance with such instructions. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Deposited Securities, other than in accordance with instructions received from the Holders (or deemed to have been so received as set forth in the next paragraph), as of such record date.

Subject to the following paragraph of this paragraph (13), if no specific voting instructions are received by the Depositary from any Holder (to whom a notice and the Recommendation were sent by the Depositary) with respect to the Deposited Securities on or before the date set by the Depositary for such purpose, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a proxy to the Proxy Bank to vote such Deposited Securities in accordance with Section 135 of the German Stock Corporation Act. The Depositary shall not itself exercise any discretion over any Deposited Securities. Notwithstanding anything to the contrary contained herein, the Depositary shall not be obligated to give any such deemed instruction with respect to any such meeting unless and until the Depositary has been provided with an opinion of counsel to the Company, in form and substance satisfactory to the Depositary. If after the date such opinion is delivered to the Depositary, the Company is advised by counsel that there has occurred a change in German law such that the foregoing opinion could no longer be rendered favorably in whole or in part, the Company shall promptly notify the Depositary of such change and the Holders shall thereafter not be deemed to have given any such instruction.

Notwithstanding anything to the contrary contained herein, in the event that the Proxy Bank shall fail or decline to supply the Recommendation to the Depositary at least thirty (30) calendar days prior to any meeting of holders of Shares or other Deposited Securities with respect to which the Depositary has received notice from the Company, the Depositary shall mail the above-referenced notice (which shall not contain the Recommendation or the indication concerning the proxy to be given to the Proxy Bank) to the Holders as hereinabove provided, and, thereafter, in any case in which no specific voting instructions are received by the Depositary from a Holder with respect to the Deposited Securities on or before the date set by the Depositary for such purpose, no votes shall be cast or caused to be cast by the Depositary at such meeting with respect to such Deposited Securities.

The Depositary will endeavor to ensure that on any date on which it votes or causes to be voted Deposited Securities pursuant to this Paragraph (13), it will have on deposit under the Agreement the number of Deposited Securities with respect to which it has received voting instructions or deemed voting instructions from Holders. If on any such meeting record date, the number of Deposited Securities on deposit under the Agreement is less than the number of Deposited Securities with respect to which the Depositary has received voting instructions or deemed voting instructions, the Depositary shall vote or cause to be voted such Deposited Securities in accordance with such instructions or deemed instructions adjusting the number of Deposited Securities voted on a pro-rated basis.

(14) Changes Affecting Deposited Securities. Subject to Paragraphs (4), (7) and (9), upon any change in nominal or par value, split-up or consolidation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders in accordance with Paragraph (11), or any recapitalization, reorganization, merger, liquidation or similar corporate event or sale of all or substantially all the assets of the Company, any cash or securities received by the Depositary in respect of any Deposited Securities shall constitute Deposited Securities hereunder, and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. In any such case, the Depositary may, and shall if the Company so requests, distribute any part of the cash or securities so received or execute and deliver additional ADRs or call for the surrender of outstanding ADRs to be exchanged for new ADRs describing the new Deposited Securities.

(15) Exoneration. The Depositary, the Company, their respective officers, directors, employees, agents or affiliates and each of them shall: (a) incur no liability to any Holder or Beneficial Owner (i) if any law, regulation, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act that the Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Agreement or this ADR; (b) assume no obligation or be subject to no liability under the Agreement to Holders or Beneficial Owners except to perform their respective obligations to the extent they are specifically set forth in this ADR and the Agreement without negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR which in its opinion may involve expense or liability; (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, Beneficial Owner or any other person in each case believed by it in good faith to be competent to give such advice or information; or (e) incur no liability for the creditworthiness of any third party. The Depositary, the Company and each of their respective agents may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents (when the Company deals directly with such agents) may rely upon instructions from the Company in respect of any approval or license of the government of Germany or any agency thereof required for any currency conversion, transfer of distribution. The Depositary and its agents shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. In the Agreement, the Company has agreed to indemnify the Depositary under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. No disclaimer of liability under the Securities Act is intended by any provision hereof or of the Agreement.

(16) Amendment. Subject to the last sentence of Paragraph (4), the ADRs and the Agreement may be amended by the Company and the Depositary without consent of the Holders or Beneficial Owners, provided that any amendment that imposes or increases any fees or charges (other than those listed in clauses (ii) through (v) of Paragraph (9)), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 60 days after notice of such amendment shall have been given to the Holders. Every Holder and Beneficial Owner, at the time any amendment so becomes effective, shall be deemed, by continuing to hold an ADR, to consent and agree to such amendment and to be bound by the ADRs and the Agreement as amended thereby.

(17) Termination. The Depositary shall, at the written direction of the Company, terminate the Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Agreement, after giving notice to the Holders as set forth in the preceding sentence of this Paragraph (17) at any time 45 days or more after the Depositary shall have delivered to the Company its written resignation or after the Company shall have removed the Depositary, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 10 of the Agreement before the end of such 45 days. After the date so fixed for termination, the Depositary shall be required to perform no further acts under the Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn together with any such distributions on Deposited Securities (without liability for interest) and any net proceeds of the sale of any Rights (without liability for interest) as the Depositary may reasonably effect. As soon as practicable after the expiration of sixty days from the date so fixed for termination, the Depositary shall, to the extent practicable, sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold the net proceeds of such sales, together with any other cash then held by it under the Agreement, without liability for interest, for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Agreement and this ADR, except to account for such net proceeds and other cash and its indemnification obligations to the Company. After the date so fixed for termination, the Company shall be discharged from all obligations under the Agreement except for its indemnification and payment obligations to the Depositary.